Exhibit 99.1

UNDER ARMOUR ANNOUNCES COLIN BROWNE AS CHIEF OPERATING OFFICER AND PAUL FIPPS AS CHIEF EXPERIENCE OFFICER

BALTIMORE, Feb. 5, 2020 – Under Armour, Inc. (NYSE: UA, UAA) today announced that Colin Browne has been appointed Chief Operating Officer (COO) and Paul Fipps has been named Chief Experience Officer (CXO), a newly created position. Effective February 17th, both positions will report directly to President and Chief Executive Officer Patrik Frisk.

“Both Colin and Paul are proven leaders who have played significant roles in Under Armour’s ongoing strategic and operational transformation,” said Frisk. “As we continue work to instill greater efficiency and discipline across the brand to enable deeper connections with consumers, these leadership appointments further advance our ability to successfully execute against our long-term strategies.”

“As a seasoned expert and trusted leader who consistently delivers results, Colin is uniquely qualified to drive even greater strategic prioritization, productivity and accountability within Under Armour," Frisk continued. “With his laser-focus on operational excellence, I have tremendous confidence in his ability to execute against a state of continuous improvement with a keen eye on applying industry-leading best practices across our business.”

Frisk added, “Paul’s appointment as CXO, a newly created position, is an important milestone for Under Armour as it underscores our desire to unify, elevate and truly harness the power and intersection of product, brand and experience. As the chief architect for designing a seamless and holistic consumer experience and implementing a consumer-led digital strategy, he will work to ensure that our operational framework is advancing with the preferences of our increasingly sophisticated consumers.”

Colin Browne – Chief Operating Officer (COO)

As COO, Browne has responsibility for the company’s supply chain and sourcing operations, demand planning, distribution, information technology, business process management, corporate real estate, asset protection and sustainability. Browne previously served as the company’s Chief Supply Chain Officer from 2017 to 2020 with responsibility for all global operations related to product sourcing and logistics after joining in 2016 as President of Global Sourcing. Prior to that, he was Vice President and Managing Director of Supply Chain at VF Corporation where he led all aspects of the company's sourcing and product supply organization in Asia and Africa. Before VF Corporation, Browne was the Executive Vice President of Footwear and Accessories at Li & Fung, CEO of Pentland Brands in Asia, and held senior leadership positions at Reebok and Bally.

Paul Fipps – Chief Experience Officer (CXO)

As CXO, Fipps is responsible for the company’s overall consumer experience and digital strategy including its global retail and ecommerce business, Connected Fitness platform, software engineering, customer relationship management, human performance and data science functions. Previously, he served as Chief Digital Officer from 2018 through 2020 with responsibility for global e-commerce, digital products, software engineering, large-scale technology investments and Under Armour’s Connected Fitness business, and as Chief Technology Officer from 2017 through 2018, with responsibility for overseeing all aspects of the company’s web and mobile applications, engineering and information technology. Prior to this role, he served as the company's Chief Information Officer and Executive Vice President of Global Operations after joining Under Armour in 2014 as Senior Vice President of Global Operations. Before Under Armour, Fipps held several leadership roles at Breakthru Beverage Group including Chief Information Officer and Corporate Vice President of Business Services. He holds a B.S. and MBA from the University of Baltimore, is a graduate of The Wharton School’s Advanced Management Program and is a U.S. Army veteran.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Powered by one of the world’s largest digitally connected fitness and wellness communities, Under Armour’s innovative products and experiences are designed to help advance human performance, making all athletes better. For further information, please visit https://about.underarmour.com.

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Under Armour Contacts:
Lance Allega	Diane Pelkey
SVP, Investor Relations & Corporate Development	SVP, Global Communications
(410) 246-6810	(410) 246-5927

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